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                                   EXHIBIT 8

                     [LETTERHEAD OF TROUTMAN SANDERS LLP]



                               December 21, 1999



Century South Banks, Inc.
60 Main Street West
Dohlonega, Georgia  30533

Lanier Bankshares, Inc.
854 Washington Street
Gainesville, Georgia  30503

Gentleman:

          We have acted as counsel to Century South Banks, Inc., ("CSBI"), in connection with (i) the planned merger (the "Merger") of Lanier Bankshares, Inc. ("Lanier") with and into CSBI, pursuant to the Agreement and Plan of Merger, dated as of October 20, 1999, and amended as of December 20, 1999, by and between CSBI and Lanier (the "Merger Agreement"), pursuant to which the shareholders of Lanier will receive solely CSBI common stock in exchange for their Lanier Common Stock (except for cash received instead of fractional shares and cash received by dissenters), and (ii) preparation of the Registration Statement on Form S-4, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

          For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") and
(iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations that will be made by CSBI, Lanier and others as appropriate in connection with the Merger, which we will neither investigate nor verify. We have assumed that all such statements and representations will be true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.
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     TROUTMAN SANDERS LLP
       ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP


Century South Banks, Inc.
Lanier Bankshares, Inc.
December 21, 1999
Page 2


          In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Georgia and (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

          Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the description of the material federal income tax consequences contained in the section of the Proxy
Statement/Prospectus entitled "The Merger - Important Federal Income Tax Consequences," insofar as such statements constitute legal conclusions or summaries of legal matters, is accurate.

          Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

          Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the IRS or a court and is in no way a guarantee. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

          This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger
- Important Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                     Very truly yours,

                                     /s/ Troutman Sanders LLP